Exhibit 99.1

FOR IMMEDIATE RELEASE:

Jeffrey B. Sakaguchi Joins TrueBlue, Inc. Board of Directors

TACOMA, WA. – Dec. 13, 2010—TrueBlue, Inc., a leading provider of blue-collar temporary staffing, announced today that Jeffrey B. Sakaguchi has joined the company’s board of directors. He will serve on the board’s Compensation Committee and Corporate Governance and Nominating Committee.

Mr. Sakaguchi, 50, has extensive experience helping companies improve performance and build markets. His business background includes serving as managing partner of Accenture’s North American Energy Strategy Practice and as a senior manager specializing in organizational performance and execution at McKinsey & Company. He has also led businesses, including as president and CEO of Evolution Robotics Retail, an early-stage company that develops products based on robotic object recognition for the retail industry, and as partner at Technology Solutions Group, where he provided support for petrochemical and manufacturing company projects.

Mr. Sakaguchi, who received a degree in chemical engineering from the Massachusetts Institute of Technology (MIT) and went on to earn an MBA from the Wharton School of Business at the University of Pennsylvania, currently serves as chairman of the board of the Greater Los Angeles Chapter of the American Red Cross.

“Jeff’s Northwest roots, the expertise he has developed in blue-collar industries and his experience helping companies improve performance and build markets makes him an excellent fit for TrueBlue’s board,” said Joe Sambataro, TrueBlue chairman of the board. “He has built a very successful career helping companies build long-term relationships and positioning them to capitalize on emerging opportunities.”

“I’m honored that TrueBlue has asked me to join the board and to work with a company that has established itself as the leading provider of blue-collar labor,” Mr. Sakaguchi said. “I am looking forward to working with the executive team on strategies for the company’s continued growth and success.”

About TrueBlue

TrueBlue, Inc. is the leading provider of blue-collar staffing. In 2010, TrueBlue connected approximately 300,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and Centerline (formerly TLC), and served approximately 175,000 businesses in the services, retail, wholesale, manufacturing, transportation, and construction industries. TrueBlue, Inc. is headquartered in Tacoma, Wash. For more information, visit TrueBlue’s website at www.TrueBlueInc.com

Contacts

Stacey Burke, VP of Corporate Communications

253-680-8291